Exhibit 10.2.6

BOOT BARN HOLDINGS, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
(for Directors)

THIS AGREEMENT is dated as of [_______], between Boot Barn Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in the table below (“Participant”).

All capitalized terms not defined in this Agreement shall have the meaning assigned to them in the 2020 Equity Incentive Plan (the “Plan”).

1.Grant of Restricted Stock Units.  The Company hereby awards to Participant, as of the Grant Date, an award of restricted stock units (“Restricted Stock Units”) pursuant to the terms of the Plan and this Agreement (the “Award”).  Each Restricted Stock Unit that vests hereunder shall entitle Participant to receive one share of Stock (a “Share”) on the applicable Issuance Date following the vesting of that Restricted Stock Unit.  The number of Restricted Stock Units subject to the Award, the applicable Vesting Schedule for the Restricted Stock Units, the applicable date or dates on which the Shares underlying the vested Restricted Stock Units shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
Participant	[_____________________________]
Grant Date:	[_______]
Number of Restricted Stock Units Subject to Award:	[_________] Restricted Stock Units
Vesting Schedule:	The Restricted Stock Units shall be 100% vested upon [_______] (the “Vesting Schedule”).
Issuance Schedule:

The Shares underlying the Restricted Stock Units in which Participant vests in accordance with the Vesting Schedule above shall be issued, subject to the Company’s collection of all applicable income and employment taxes required to be withheld by the Company or any Affiliate (the “Withholding Taxes”), on the applicable vesting date (the “Issuance Date”) or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date.  Any applicable Withholding Taxes are to be collected pursuant to the procedure set forth in Section 6 of this Agreement.  The Restricted Stock Units shall not be earned until the Issuance Date.

2.Limited Transferability.  Prior to actual receipt of the Shares issued pursuant to Restricted Stock Units that vest and become issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares.  Any Shares issued pursuant to Restricted Stock Units that vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance.
3.Cessation of Service.  Except as otherwise provided in any applicable service agreement, upon Participant’s voluntary or involuntary termination of service or other association with the Company and its Affiliates, for any or no reason whatsoever including death or disability and an entity ceasing to be an Affiliate of the Company, prior to vesting in one or more Shares subject to this Award, the Award shall be immediately cancelled.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
4.Stockholder Rights.
A.Participant shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares underlying the Award until the Award vests and Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of any applicable Withholding Taxes.
B.Notwithstanding the foregoing, Participant shall receive Dividend-Equivalent Rights with respect to the Award.  If Shares subsequently become issuable following vesting of the Restricted Stock Units, in one or more installments hereunder, the Dividend-Equivalent Rights credited with respect to those Shares shall vest and shall be distributed to Participant (in cash or such other form as the Committee may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which they relate.  However, each such distribution shall be subject to the Company’s collection of any applicable Withholding Taxes applicable to that distribution.  In no event shall any Dividend-Equivalent Rights vest or become distributable unless and until the Shares to which they relate become issuable upon vesting of the applicable Restricted Stock Units in accordance with the terms of this Agreement.
5.Adjustment in Shares.  The total number and/or class of securities issuable pursuant to this Award shall be subject to adjustment in accordance with the provisions of Section 8 of the Plan.  For the avoidance of doubt, in the event of a Change of Control, the provisions of Section 9(a) and 9(c) of the Plan shall apply.
6.Issuance of Shares/Collection of Withholding Taxes.
A.On each applicable Issuance Date, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject, however, to the Company’s collection of any applicable Withholding Taxes.
B.Until such time as the Company provides Participant with notice to the contrary, the Company shall collect any applicable Withholding Taxes with respect to the Shares which become issuable pursuant to Restricted Stock Units that vest hereunder through an automatic share withholding procedure pursuant to which the Company shall withhold, at the time of such issuance, a portion of the Shares with a Market Value (measured as of the applicable

Issuance Date) equal to the amount of those taxes; provided; however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income or such higher amount approved in advance by the Committee.  In the event payment is to be made in a form other than the Shares, then the Company shall collect from the Participant any applicable Withholding Taxes pursuant to such procedures as the Company deems appropriate under the circumstances.
C.Should any Shares become issuable upon vesting of the Restricted Stock Units at a time when the Share withholding method is not available, then any applicable Withholding Taxes shall be collected from Participant pursuant to such procedures as the Company deems appropriate including, without limitation, Participant’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes; or the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (i) such a sale is permissible under the Company’s insider trading policies governing the sale of Shares; (ii) Participant makes an irrevocable commitment, on or before the vesting date for those Restricted Stock Units related to such Shares, to effect such sale of the Shares; and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
D.The Company shall collect any applicable Withholding Taxes with respect to each cash distribution of Dividend-Equivalent Rights by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes.
E.In no event, shall any fractional Shares be issued.  Accordingly, the total number of Shares to be issued pursuant to this Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.
7.Compliance with Laws and Regulations.  The issuance of Shares pursuant to the vesting of the Restricted Stock Units shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance.
8.Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
9.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

10.Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.  This Agreement is intended to be exempt from or comply with the requirements of Code Section 409A.  Accordingly, the provisions of this Agreement shall be interpreted and applied in a manner that satisfies an exemption from Code Section 409A or complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.  For purposes of Code Section 409A, each installment distribution of Shares (or other installment distribution hereunder) shall be treated as a separate payment, and Participant’s right to receive each such installment of Shares (or other installment distribution hereunder) shall accordingly be treated as a right to receive a series of separate payments.
11.Entire Agreement.  This Agreement and the Plan constitute the entire understanding between Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are hereby superseded.
12.Service Relationship at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have entered into this Restricted Stock Unit Issuance Agreement on the date first set forth above.

BOOT BARN HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Signature: